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                                                                    EXHIBIT 10.6

                               VISX, INCORPORATED
                     CHANGE OF CONTROL SEVERANCE AGREEMENT

      This Change of Control Severance Agreement (the "Agreement"), is made and entered into effective as of [DATE], (the "Effective Date"), by and between [EMPLOYEE NAME] (the "Employee") and VISX, Incorporated, a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in
Section 1 below.

                                   RECITALS

      A. It is expected that the Company from time to time will consider the possibility of a Change of Control. The Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities.

      B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his employment and to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

      C. In order to provide the Employee with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control, the Board believes that it is imperative to provide the Employee with severance benefits upon certain terminations of the Employee's employment following a Change of Control.

                                   AGREEMENT

      In consideration of the mutual covenants herein contained and the continued employment of Employee by the Company, the parties agree as follows:

      1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

            (a) Cause. "Cause" for termination by the Company of the Employee's employment shall mean (i) the willful and continued failure by the Employee to substantially perform the Employee's duties with the Company (other than any such failure resulting from the Employee's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Employee by the Board, which demand specifically identifies the manner in which the Board believes that the Employee has not substantially performed the Employee's duties, or (ii) the willful engaging by the Employee in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Employee's part shall be deemed "willful" unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee's act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.

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      (b) Change of Control. "Change of Control" shall mean the occurrence of any of the following events:

            (i) there is consummated a merger or consolidation of the Company or any subsidiary of the Company with any other corporation or business entity, other than a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof, as the case may be;

            (ii) any approval by the shareholders of the Company of a plan of complete liquidation of the Company or there is consummated a sale or disposition by the Company of all or substantially all of the Company's assets;

            (iii) any "Person," (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their beneficial ownership of stock of the Company)) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more (excluding in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates) of the combined voting power of the Company's then outstanding securities; or

            (iv) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean (A) individuals who, on the Effective Date of this Agreement, constitute the Board and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended.

      (c) Compensation Continuation Period. "Compensation Continuation Period" shall mean the period of time commencing with termination of the Employee's employment as a result of Involuntary Termination at anytime within twenty-four
(24) months after a Change of Control and ending with the expiration of thirty-six (36) months following the date of the Employee's termination.

      (d) Current Compensation. "Current Compensation" shall mean an amount equal to the greater of (i) the sum of the Employee's highest annual rate of base salary in effect during the fiscal year in which a Change of Control occurs plus Employee's target bonus for such fiscal year assuming 100% individual and Company performance; or (ii) the sum of the Employee's highest annual rate of base salary in effect during the fiscal year of Employee's termination plus Employee's target bonus for such fiscal year assuming 100% individual and Company performance.

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      (e) Involuntary Termination. "Involuntary Termination" shall mean (i)
without the Employee's express written consent, a significant reduction of the Employee's duties, position or responsibilities relative to the Employee's duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Employee from such position, duties and responsibilities, unless the Employee is provided with comparable duties, position and responsibilities; (ii) without the Employee's express written consent, a substantial reduction of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company of the Employee's base salary as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee's overall benefits package is significantly reduced; provided, however, that a reduction of the Employee's benefits to a level greater than or equal to those available to similarly situated employees of the Company and employees of any entity in control of the Company shall not constitute an Involuntary Termination; (v) without the Employee's express written consent, the relocation of the Employee to a facility or a location more than thirty-five (35) miles from his location immediately prior to such Change of Control; (vi) any termination of the Employee by the Company which is not effected for Cause; or
(vii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 6 below.

      (f) Potential Change of Control. A "Potential Change of Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

            (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change of Control;

            (ii) any Person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates); or

            (iii) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change of Control has occurred.

provided, however, clause (ii) above shall not apply to any Person who, as of the Effective Date, is the beneficial owner of 15% or more of either the outstanding shares of common stock of the Company or the combined voting power of the Company's outstanding securities.

      (g) Termination Date. "Termination Date" shall mean the effective date of any notice of termination delivered by one party to the other hereunder.

      2. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied.

      3. At-Will Employment. The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law. If the Employee's

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employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company's then existing employee benefit plans or policies at the time of termination.

      4. Severance Benefits.

            (a) Termination Following A Change of Control.

                  (i) Involuntary Termination. If the Employee's employment with the Company terminates as a result of an Involuntary Termination at any time within twenty-four (24) months after a Change of Control, then the Employee shall be entitled to receive from the Company:

                  (1) A cash lump sum payment, within 15 days following the
                      Termination Date, in an amount equal to the sum of (I) three times the Current Compensation, plus (II) three times the amount that would have been contributed by the Company to VISX, Inc. 401(k) Plan on the Employee's behalf during the three years immediately following the Termination Date, determined as if the Employee made the maximum permissible contributions thereto, plus (III) a pro rata bonus for the fiscal year in which the Termination Date occurs, determined by multiplying the Employee's target bonus for such year by a fraction, the numerator of which is the number of days in such fiscal year through and including the Termination Date and the denominator of which is 365;

                  (2) during the Compensation Continuation Period, life,
                      disability, accident and health insurance benefits substantially similar to those provided to the Employee and [HIS/HER] dependents immediately prior to the Termination Date (or, if more favorable to the Employee, those provided to the Employee and [HIS/HER] dependents immediately prior to the occurrence of the Change of Control), at no greater cost to the Employee than the cost to the Employee immediately prior to the applicable date;

                  (3) during the Compensation Continuation Period, continuation of all perquisites substantially similar to those provided to the Employee and [HIS/HER] dependents immediately prior to the Termination Date (or, if more favorable to the Employee, those provided to the Employee and [HIS/HER] dependents immediately prior to the occurrence of the Change of Control); and

                  (4) outplacement services suitable to the Employee's position for the duration of the Compensation Continuation Period or, if earlier, until the first acceptance by the Employee of an offer of employment.

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For purposes of this Section 4(a)(i), an Involuntary Termination shall also be deemed to have occurred (and the Employee's employment shall be deemed to have been terminated by the Company without Cause within 24 months after the occurrence of a Change of Control) if the Employee's employment is terminated by the Company without Cause following the occurrence and during the pendency of a Potential Change of Control (whether or not a Change of Control ever occurs) and such termination either (i) is at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change of Control or (ii) is otherwise reasonably demonstrated by the Employee to be in anticipation of or in connection with a Change of Control.

                  (ii) Other Termination. If the Employee's employment with the Company terminates other than as a result of an Involuntary Termination at any time within twenty-four (24) months after a Change of Control, then the Employee shall not be entitled to receive severance or other benefits hereunder, but may be eligible for those benefits (if any) as may then be established under the Company's then existing severance and benefits plans and policies at the Termination Date.

            (b) Termination Apart from a Change of Control. If the Employee's employment with the Company terminates for any or no reason (other than a termination which occurs or is deemed to have occurred within twenty-four (24) months following a Change of Control), then the Employee shall not be entitled to receive severance or other benefits hereunder, but may be eligible for those benefits (if any) as may then be established under the Company's then existing severance and benefits plans and policies at the Termination Date.

            (c) Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Employee's termination of employment: (i) the Company shall pay the Employee any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay the Employee all of the Employee's accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law.

      5. Additional Payments. (a) Whether or not the Employee becomes entitled to the benefits set forth in Section 4(a)(i) hereof, if any of the payments or benefits received or to be received by the Employee in connection with a Change of Control or the Employee's termination of employment (whether pursuant to this Agreement or any other agreement with the Company, any Person whose actions result in a Change of Control or any Person affiliated with the Company or such Person) (such payments or benefits, excluding the Gross-Up Payment, as defined below, hereinafter referred to as the "Total Payments") will be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), the Company shall pay to the Employee an additional amount (the "Gross-Up Payment") such that the net amount retained by the Employee, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

            (b) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be

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treated as "parachute payments" (within the meaning of section 280G(b)(2) of the
Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Employee and selected by the accounting firm which was, immediately prior to the Change of Control, the Company's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee's residence on the Termination Date (or if there is no Termination Date, then the date on which the Gross-Up Payment is calculated for purposes of this Section 5), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

            (c) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Employee shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Employee), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Employee's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Employee and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

      6. Successors.

            (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the Company's obligations under this Agreement and agree expressly to perform the Company's obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the

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term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

            (b) Employee's Successors. Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

      7. Notices.

            (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

            (b) Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

            (c) Dispute Concerning Termination. If within fifteen (15) days after any notice of termination is given, or, if later, prior to the Termination Date (as determined without regard to this Section 7(c), the party receiving such notice of termination notifies the other party that a dispute exists concerning the termination, the Termination Date shall be extended until the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Termination Date shall be extended by a notice of dispute given by the Employee only if such notice is given in good faith and the Employee pursues the resolution of such dispute with reasonable diligence.

            (d) Compensation During Dispute. If a purported termination occurs (or is deemed to have occurred) following a Change of Control and the Termination Date is extended in accordance with Section 7(c) hereof, the Company shall continue to pay the Employee the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Employee as a participant in all compensation, benefit and insurance plans in which

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the Employee was participating when the notice giving rise to the dispute was given, until the Termination Date, as determined in accordance with Section 7(c) hereof. Amounts paid under this Section 7(d) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

            (d) Legal Fees. The Company also shall pay to the Employee all legal fees and expenses incurred by the Employee in disputing in good faith any issue hereunder relating to the termination of the Employee's employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Employee's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

      8. Arbitration.

            (a) To the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in San Francisco, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

            (b) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Employee hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

            (c) Employee understands that nothing in this Section modifies Employee's at-will employment status. Either Employee or the Company can terminate the employment relationship at any time, with or without cause.

            (d) EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF, TO BINDING ARBITRATION CONSTITUTES A WAIVER OF EMPLOYEE'S RIGHT TO A JURY TRIAL.

      9. Miscellaneous Provisions.

            (a) Confidentiality. The Parties hereto each agree to use their best efforts to maintain in confidence the underlying facts leading up to this Agreement, the existence of this Agreement and the contents and terms of this Agreement.

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            (b) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

            (c) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

            (d) Integration. This Agreement, the stock option agreements related to the Employee's stock options, and the Company's written policies and procedures represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral.

            (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

            (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

            (g) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

            (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

      IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:                       VISX, INCORPORATED

                               By:_______________________________
                               Name: Liz Davila
                               Title: President, CEO & Chairman of the Board

EMPLOYEE:                      __________________________________
                               [NAME]
                               [ADDRESS]
                               [CITY, STATE, ZIP]